Exhibit 10.8

Form of Victoria’s Secret & Co. 2021 Stock Option and Performance Incentive Plan
Stock Option Award Agreement

By accepting this Stock Option Award Agreement (the “Agreement”), the Participant agrees to the following terms and conditions and the terms of the Victoria’s Secret & Co. 2021 Stock Option and Performance Incentive Plan (the “Plan”).  The grant of this stock option is contingent on signing a Non-Solicitation/Non-Compete Agreement, as applicable.  Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Plan.

(1)
VESTING. Stock options will vest and become exercisable over [●] years in [●] installments on [the [●] anniversaries of the Date of Grant], provided that the Participant continues to be employed on such dates.

(2)
EXERCISE OF OPTIONS. The Participant may exercise one or more of the Options granted pursuant to this Agreement, to the extent exercisable, in such manner as is determined by the Committee, that specifies the number of Options being exercised and the exercise date and by tendering payment for the shares of Common Stock being purchased under the Options.  The Options shall expire on the tenth anniversary of the Date of Grant (the “Expiration Date”).

(3)
PAYMENT FOR SHARES. Payment for the shares of Common Stock issuable upon exercise of an Option shall be made in full at the time of exercise, in cash or by certified check.  Any payment for shares must include such additional amounts as may be required by the Company to satisfy Federal, state and local withholding tax requirements. The Participant may exercise the Option and satisfy applicable tax withholding through a cashless exercise procedure, to the extent determined by the Company.

(4)
ISSUANCE OF SHARES.  As soon as reasonably practicable following the exercise of an Option and the receipt by the Company of payment for the shares and applicable withholding taxes, the shares of Common Stock purchased thereby shall be registered in the name of the Participant in accordance with procedures approved by the Committee.

(5)
TERMINATION OF SERVICE (FOR REASONS OTHER THAN DEATH OR TOTAL DISABILITY).  In the event of Participant’s Termination of Service with the Company for reasons other than death, Total Disability or Cause, the Participant shall be entitled to exercise the Options, to the extent exercisable on the date of the Participant's Termination of Service, at any time within the one (1) year period immediately following the date of such Termination of Service (but not later than the Expiration Date); provided, however, that if an Incentive Stock Option is not exercised within three (3) months following such Termination of Service, it shall be treated as a Nonstatutory Stock Option.  In the event the Participant’s employment is terminated by his or her employer for Cause, the Participant shall be entitled to exercise the Options, to the extent exercisable on the date of termination, at any time within the thirty (30) day period following such Termination of Service.

(6)
TERMINATION OF SERVICE (TOTAL DISABILITY).  In the event of Participant’s Termination of Service by reason of Total Disability, the Participant shall be entitled to exercise the Options, to the extent exercisable on the date of the Participant’s Termination of Service, at any time within the one (1) year period immediately following the date of the Participant’s Termination of Service (but not later than the Expiration Date).  Any Options that are not vested on the date that the Participant’s employment terminates for reason of Total Disability, shall continue to vest during the period of such Participant’s Total Disability, and, upon becoming vested, such Options shall be exercisable within the one (1) year period after the applicable vesting date, but in no event later than the Expiration Date. In the event of the Participant’s death following the Participant’s Termination of Service due to Total Disability, any unvested Options shall vest in accordance with the terms of Section 7 below.

(7)
TERMINATION OF SERVICE (DEATH).  In the event of Participant’s Termination of Service due to death or upon death during the Participant’s period of Total Disability, the Options shall become fully exercisable by the Participant’s beneficiary and may be exercised at any time within one (1) year after the date of the Participant’s death (but not later than the Expiration Date).  If the Participant dies following his or her Termination of Services for reasons other than Total Disability, the Participant’s beneficiary shall be entitled to exercise the Options, to the extent exercisable on the date of the Participant’s Termination of Service, during the same period that the Participant would have been entitled to exercise the Option if the Participant had not died.

(8)
EFFECT OF CHANGE IN CONTROL.  Upon Participant’s Termination of Service (i) by the Company other than for Cause or (ii) by the Participant for Good Reason (to the extent defined in and provided for pursuant to an employment agreement between the Company and the Participant), in each case within 24 months following a Change in Control, the Options, to the extent not then exercisable, shall be fully exercisable during the periods set forth in Section 5 above.

(9)
NONTRANSFERABILITY.  Options granted under the Plan shall not be subject, in whole or in part, to execution, attachment or similar process and Options may not be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except (i) as provided by will or the applicable laws of descent and distribution and (ii) if permitted by the Committee, a Nonstatutory Stock Option may be transferred to a member of the Nonstatutory Stock Option holder’s immediate family or to a family partnership or a trust benefitting only members of such holder’s immediate family.

(10)
NOTICE OF RESALE.  If any Participant disposes of shares of Common Stock acquired pursuant to an Incentive Stock Option before one (1) year from the date of issuance by the Company of such shares of Common Stock or two (2) years from the Date of Grant of such Option, then such Participant shall provide the Company with written notice of such disposition on a form provided by the Committee.

(11)	MISCELLANEOUS.

(a)
No Right To Employment.  This Agreement shall not confer upon the Participant any right to continue in the employ of the Company or any subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or any subsidiary to modify the terms of or terminate the Participant's employment at any time.

(b)
Clawback.  Subject to restrictions set forth in the Plan and/or such clawback policy implemented by the Company from time to time, if required by law or if the Participant engaged, had knowledge of, or should have had knowledge of, fraudulent conduct or activities relating to the Company, the Company may terminate this Agreement and require the Participant to reimburse to the Company (i) an amount required by law or (ii) the amount of compensation received pursuant to this Agreement and based on the aforementioned conduct.

(c)
Notice.  Any notice or other communication required or permitted to be given under this Agreement must be given electronically or by regular U.S. mail addressed, if to the Committee or the Company, at the principal office of the Company and, if to the Participant, at the Participant's last known address as set forth in the books and records of the Company.

(d)
Plan to Govern.  This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.  In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan will control.

(e)
Amendment.  Subject to restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement.  No suspension, modification or amendment of this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant with respect to the Options granted pursuant to this Agreement, except to the extent any such action is undertaken to cause this Agreement to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(f)
Severability.  In the event that any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)
Entire Agreement.  This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the Options granted hereunder and supersede all prior agreements and understandings.

(h)	Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Participant will be an original and all of which together will be the same Agreement.

(i)	Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.